Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF DESIGNATION

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

B2DIGITAL, INCORPORATED

(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)

B2Digital, Incorporated (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.                   That by resolution of the Board of Directors of the Corporation, and by a Certificate of Designation filed in the office of the Secretary of State of Delaware on January 18, 2005, the Corporation authorized a series of 2,000,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, of the Corporation (the “Series A Preferred Stock”) and established the powers, preferences and rights of the Series A Preferred Stock and the qualifications, limitations and restrictions thereof.

2.                   As of the date hereof 2,000,000 shares of Series A Preferred Stock are issued and outstanding.

3.                   That pursuant to the authority conferred on the Board of Directors of the Corporation by its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation adopted the following resolution setting forth an amendment to the Certificate of Designation of Series A Preferred Stock of the Corporation.

4.                   Holders owning a majority of the shares of Series A Preferred Stock of the Corporation (1,800,000 of 2,000,000 shares, or 90%) approved the resolution setting forth an amendment to the Certificate of Designation of Series A Preferred Stock of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED: That the section of the Certificate of Designation of Series A Convertible Preferred Stock of the Corporation titled “Holder’s Optional Right to Convert” be revised in its entirety and that the following paragraph be inserted in lieu thereof:

“Holder’s Optional Right to Convert. Each share of Series A Preferred shall be convertible, at the option of the holder(s), on the Conversion Basis (as set forth below) in effect at the time of conversion. In the event that the holder(s) of the Series A Preferred elect to convert shares into Common Stock, the holder(s) shall have sixty (60) days from the date of such notice in which to tender their shares of Series A Preferred to the Company.”

5.                   This Certificate of Amendment to Certificate of Designations was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officer on this 17th day of March, 2022.

B2DIGITAL, INCORPORATED

By:	/s/ Greg P. Bell
Name:	Greg P. Bell
Title:	Chief Executive Officer